Execution Copy 11/1/2016 U.S. $500,000 CONVERTIBLE REVOLVING CREDIT AGREEMENT Dated: As of November 1, 2017 Between mCig, Inc. and OBITX, Inc.

REVOLVING CREDIT AGREEMENT

                        CONVERTIBLE REVOLVING CREDIT AGREEMENT, dated as of November 1, 2017 (the "Agreement"), between mCig, Inc., a Nevada company (the "Lender"), and OBITX, Inc., a Delaware company (the "Borrower").

                        WHEREAS, the Lender has supported and loaned the Borrower funds since inception as an incubation service; and,

                        WHEREAS, the Lender and Borrower desire to formalize the unwritten agreement between them through a Convertible Revolving Credit Agreement; and,

                        WHEREAS, the Borrower has requested the Lender to make a Credit Facility (as hereinafter defined) available to the Borrower in the aggregate principal amount of up to U.S. $500,000 on the terms and conditions set forth herein; and

                        WHEREAS, the Lender has agreed to make the Credit Facility available to the Borrower on the terms and subject to the conditions set forth in this Agreement.

                        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

                        SECTION 1.01           Certain Defined Terms.  As used in this Agreement and unless otherwise expressly indicated, the following terms shall have the following meanings (such meanings to be equally applicable to both singular and plural forms of the terms defined):

                        "Accounts" means all present and future rights of the Borrower or any of its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether now existing or hereafter arising and wherever arising and whether or not earned by performance, and all proceeds thereof.

                        "Accounts Payable" means all present and future rights of third parties to payment for goods sold or leased to or for services performed for the Borrower or any of its Subsidiaries (except those evidenced by instruments or chattel paper), whether now existing or hereafter arising and wherever arising and whether or not earned by performance, and all proceeds thereof.

                        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

                        "Agreement" means this Revolving Credit Agreement, as amended, supplemented or modified from time to time.

                         "Applicable Law" has the meaning specified in Section 7.06 hereto.

                        "Borrower" has the meaning specified in the preamble to this Agreement.

                        "Business Day" means a day of the year on which commercial banks are not required or authorized to close in New York City and wherever such day relates to a Eurodollar Loan or notice with respect to any Eurodollar Loan, a day on which dealings in Dollar deposits are also carried out in the London interbank market.

                        "Capital Expenditures" means, for any period, the aggregate of all expenditures made by the Borrower or any of its Subsidiaries during such period that, in conformity with generally accepted accounting principles, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheet of the Borrower or any of its Subsidiaries.

                        "Capital Lease" of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee which lease would, in conformity with generally accepted accounting principles, be required to be accounted for as a capital lease on the balance sheet of such Person.

                        "Cash Dividends" means actual cash paid for dividends.

                        "Cash Taxes" means actual cash paid for income taxes.

                        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.  9601 et seq.) and any regulations promulgated thereunder.

                        "Change in Control" means the transfer or sale of a more than 50% equity interest in the Borrower to any non-affiliated party.

                        "Closing Date" means the date on which the initial Loan is made hereunder, which shall occur on or before May 1, 2016, or such later date as the Borrower and the Lender may mutually agree.

                        "Consolidated" means, with reference to the accounts or financial reports of any Person, the consolidated accounts or financial reports of such Person and each Subsidiary of such Person.

                        "Current Assets"  means at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a balance sheet of the Borrower as at such date.

                        "Debt" means (a) all Indebtedness of the Borrower, (b) all Debt referred to in clause (a) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by the Borrower, even though such person has not assumed or become liable for the payment of such Debt, and (c) all Guaranteed Debt of the Borrower.

                        "Default" means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                        "Dollars" and the sign "$" each means lawful money of the United States.

                        "EBITDA" means earnings before interest, taxes, depreciation and amortization, excluding certain minority interests and extraordinary items, where applicable.

                    "Environmental Law" means any law, rule, regulation, order, writ, judgment, injunction, ordinance, decree, rule of common law, determination or award relating to the environment, health or safety or to the release or threatened release of any regulated materials into the environment, including, without limitation, the Clean Air Act, as amended, the Clean Water Act of 1977, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, and the Resource Conservation and Recovery Act of 1976, as amended.

                        "Equipment" means all machinery, all manufacturing, distribution, selling, data processing and office equipment, all furniture, fixtures and trade fixtures, all tools, tooling, molds, dies, vehicles, vessels and aircraft, and all other goods or fixtures other than Inventory, in each case whether now owned or hereafter acquired by the Borrower or any of its Subsidiaries and wherever located, and all accessions and additions thereto, parts and appurtenances thereof, substitutions therefore and replacements thereof.

                        "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                        "ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                        "ERISA Event" means (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (d) the withdrawal by the Borrower from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Borrower to make a payment to a Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

                        "Events of Default" has the meaning specified in Section 6.01.

                        "Funded Debt" means current balances outstanding on all senior bank debt (both current and long term debt), leases, net intercompany debt (assumes intercompany debt and receivables are to the same entity) and subordinated debt, if applicable.

                        "Guaranteed Debt" of any Person means all Debt referred to in clauses (a) and (b) of the definition of "Debt" in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through a agreement (a) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, or (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, or (c) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether or not such property is received or such services are rendered), or (d) otherwise to assure a creditor against loss.

                        "Hazardous Substance" means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. §172.101, materials defined as hazardous pursuant to Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes, petroleum or petroleum distillates, PCB's or asbestos containing materials.

                        "Insufficiency" means, with respect to any Plan the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

                        "Interest Expense" means interest expense as it appears on the Income Statement.

                        "Loan Commitment" or "Commitment" means an amount not to exceed U.S. $500,000.

                        "Loan Documents" means this Agreement the Note, and any agreement executed in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.

                        "Net Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset by any Person, the aggregate amount of cash received or receivable by such Person in connection with such transaction after deducting therefrom only reasonable and customary brokerage commissions, legal fees, finder's fees and other similar transaction fees and commissions and the amount of taxes payable in connection with or as a result of such transaction, to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, paid to a Person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.

                        "Note" means a promissory note of the Borrower payable to the order of the Lender in substantially the form of Exhibit A (the "Note"), evidencing the indebtedness of the Borrower to the Lender resulting from the Loan owing to the Lender.

                        "Obligations" means all obligations of the Borrower now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses, indemnification, or otherwise.

                        "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a country or political subdivision thereof or any agency or instrumentality of such country or subdivision.

                        “Prime Rate” means the base interest rate posted by 75% of the nation’s banks as listed in the Wall Street Journal.

                        "Real Property" means all real property in which the Borrower now or hereafter has or acquires title to, and all buildings, structures and improvements now or hereafter located on all or any portion of said real property.

                        "Required Principal Payments" means required long term debt payments, excluding any voluntary repayments.

                        "Revolving Loan" or "Loan" means a loan by the Lender to the Borrower pursuant to Section 2.01.

                       "Solvent" with respect to any Person means that as of any date of determination, (a) the then fair saleable value of the assets of such Person is (i) greater than the then total amount of liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person and (ii) greater than the amount that will be required to pay such Person's probable liability on such Person's then existing debts as they become absolute and matured, (b) such Person's capital is not unreasonably small in relating to its business or any contemplated or undertaken transaction, and (c) such Person does not intend to incur, or believe or reasonably should have believed that it will incur, debts beyond its ability to pay such debts as they become due.

                        "Subsidiary" means any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by such Person and one or more other Subsidiaries of such Person.

                        "Tangible Net Worth" means total stockholder's equity less intangible assets.

                        "Termination Date" means December 31, 2018, or such other date as provided for under Section 2.01, or such other date in which the Lender elects to converts the amount owed in equity of the Borrower.

                        "Use" means ownership, use, development, construction, maintenance, management, operation or occupancy.

                        "United States" and "U.S." each means the United States of America.

                        "Year" means any 12-month period, year 1 commencing on the first day of the first month following the month in which the Closing Date occurs and ending on the last day of the 12th month thereafter.  The number of a Year hereunder shall mean and be a reference to the successive 12-month periods after Year 1.

                        SECTION 1.02.          Accounting Terms.      All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.02 hereof.

                        SECTION 1.03.          Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding".

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

                        SECTION 2.01.  Revolving Credit.  (a)  The Lender agrees on the terms and conditions hereinafter set forth, to make loans (the "Revolving Credit Loans" or "Loans") to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate amount not to exceed at any time outstanding One Hundred Thousand Dollars ($100,000), (the "Commitment").  Each Revolving Credit Loan which shall not utilize the Commitment in full shall be in an amount not less than One Hundred Dollars ($100).

On the Termination Date the Commitment will expire and any outstanding amounts shall be repaid in full by the Borrower, unless the Lender agrees, in its sole discretion, to extend the Loan Commitment, as reduced, pursuant to Section 2.01 (b) hereof, or elect to convert into equity of the Borrower as defined within this Agreement.  Within the limits of the Commitment, as reduced from time to time, the Borrower may borrow and re-borrow under this Section 2.01.

                        (b)  The Termination Date may be extended for an additional one year period in the Lender's sole discretion; such extension shall be effected by the Borrower's requesting an extension in writing at least thirty (30) days prior to the Termination Date of and by the Lender's written acceptance of such extension ten (10) days prior to the Termination Date.  In the absence of a written response to any such request, the Commitment shall be deemed terminated on the then effective Termination Date.

                        SECTION 2.02.  Notice and Manner of Borrowing.  The Borrower shall give the Lender at least ten (10) Business Days' written or telegraphic notice (effective upon receipt) of any  Revolving Credit Loans under this Agreement, specifying the date and amount thereof.  Not later than 2:00 P.M. (New York time) on the date of such Revolving Credit Loan and upon fulfillment of the applicable conditions set forth in Article III, the Lender will make such Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Lender.

                        SECTION 2.03.  Interest/Conversion/Fee.  The Borrower shall accrue no interest to the Lender on the outstanding and unpaid principal amount of the Convertible Revolving Credit Loans made under this Agreement.  As an incentive to enter into this Convertible Revolving Credit Agreement, the Borrower shall receive a fifteen percent (15%) discount to the then current market rate upon conversion of this Agreement into equity of the Borrower.  In the event the Borrower makes payment of the total outstanding balance of this Convertible Revolving Credit Agreement, the Borrower shall pay a five percent (5%) fee of the total outstanding balance due. Notwithstanding any provision of this Agreement or any Loan Document to the contrary, the interest payable with respect to any Loan shall in no event exceed the maximum amount of interest permitted from time to time by applicable law.

                        SECTION 2.04.  Commitment Fee.  THERE WILL BE NO COMMITMENT FEES.

                        SECTION 2.05.  Note.  All Revolving Credit Loans made by the Lender under this Agreement shall be evidenced by, and repaid and/or converted into equity in accordance with, a single promissory note of the Borrower in substantially the form of Exhibit A duly completed, in the principal amount of One Hundred Thousand Dollars ($100,000), dated the date of this Agreement, payable to the Lender, and maturing as to principal on the Termination Date (the "Revolving Credit Note").  The Lender is hereby authorized by the Borrower to endorse on the schedule attached to the Note the amount of each Revolving Credit Loan and of each payment of principal received by the Lender on account of the Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by the Lender; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Credit Note.

                        SECTION 2.06.  Method of Payment.  In the event the Borrower elects to make payment under this Agreement it shall be paid under the Note not later than 2:00 P.M. (New York City time) on the date when due in lawful money of the United States to the Lender at the Lender's home in immediately available funds.

The Borrower hereby authorizes the Lender, if and to the extent payment is not made when due under this Agreement or the Lender has not elected to Convert into equity, under the Note, to charge from time to time against any account of the Borrower with the Lender any amount so due.  Whenever any payment to be made under this Agreement or under the Note shall be stated to be due on a Saturday, Sunday, or a public holiday, or the equivalent for banks generally under the laws of the State of New York, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and the payment fee, as the case may be.

                        All payments to the Lender hereunder shall be made by wire transfer to the Lender's account, as specified by the Lender to the Borrower, in lawful money of the United States of America and in immediately available funds.

                        SECTION 2.07.  Use of Proceeds.  This proceed of the Loans shall be used for product development and general working capital.  The Borrower may also utilize the proceeds of the Loans to finance any fees owed to the Lender under separate agreements.

                        SECTION 2.08.  Taxes and Other Charges.  (a)  All principal, interest, and other amounts payable by Borrower to the Lender with respect to the Loan shall be paid in full, free and clear of any deductions or withholdings imposed by Laws.  If Borrower is prohibited by any Laws from making such payment free and clear of deductions or withholdings, the Borrower shall pay all additional amounts necessary so that the actual amount received by the Lender after such deductions or withholdings (and after any deductions or withholdings or payment of additional taxes or charges due as a consequence of the payment of such additional amount) equals the amount that would have been received by the Lender if such deductions or withholdings were not required; (b)  The Borrower shall pay directly to the appropriate taxing authority any and all present and future taxes, levies, stamp and other fees imposed by applicable Laws on or with regard to any aspect of the Loans and/or any other transactions contemplated by this Agreement, except taxes imposed on the overall net income or gross receipts of the Lender.  Borrower agrees to indemnify and hold harmless from all loss, cost, liability, or expense, incurred by the Lender (including reasonable attorneys' fees and costs) by reason of the delay or failure by Borrower to pay any such taxes or charges promptly after demand; and Borrower shall reimburse the Lender upon demand for any such taxes paid by it in connection therewith if the Borrower does not pay such taxes directly (together with any interest, penalties and expenses related thereto) (and the Lender shall not be required to obtain a final determination of the legal validity of such taxes).

ARTICLE III

CONDITIONS OF LENDING

                        SECTION 3.01.          Conditions Precedent to the Initial Loan.  The obligation of the Lender to make the initial Loan is subject to the conditions precedent that:

                        (a)        The Lender shall be satisfied with the corporate and legal structure and capitalization of the Borrower, including the terms and conditions of the charter, bylaws and each class of membership units of the Borrower.

                        (b)        Before giving effect to the transactions contemplated by this Agreement, there shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower since inception.

                       (c)          The Borrower shall have paid all accrued expenses of the Lender required to be paid hereunder and under any of the Loan Documents (including those fees and expenses set forth in Section 7.04 hereof).

                        (d)       The Lender shall have received on or before the day of the initial Loan the following, each dated the date of the initial Loan, in form and substance satisfactory to the Lender.

                        (i)         The Note duly executed by the Borrower, to the order of the Lender listing all previous amounts loaned under verbal agreement;

                        (ii)        A copy of the financial statements of the Borrower for its past fiscal year, if applicable, certified in a manner satisfactory to the Lender and all related footnotes, notes, management letters and other statements and disclosures prepared or made in connection therewith.

                        (iii)       A certificate of the Secretary or an Assistant Secretary of the Borrower that attached thereto are true and correct copies of (i) the resolutions of the Board of Directors of the Borrower approving each Loan Document and the transaction contemplated thereby.  (ii) the certificate or articles of incorporation and bylaws of the Borrower, as amended through the date of the initial Loan and (iii) the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered by it hereunder of each, the Lender may conclusively rely on such certificate of the Borrower until the Lender shall receive a further certification of the Secretary of Assistant Secretary of the Borrower canceling or amending the prior certificate of the Borrower and submitting the names and signatures of the officers named in such further certificate.

                   (iv)    Certified copies of (i) certificate of good standing and qualification, tax clearances and comparable documents with respect to the Borrower and (ii) all documents evidencing other necessary corporate action and governmental approvals with respect to each Loan Document and the transactions contemplated thereby.

                   (e)   On the date of the initial Loan, and of each subsequent Loan, the following statements shall be true:

                   (i) The representations and warranties contained in Section 4.01 of this Agreement and the representations and warranties contained in each Loan Document are correct on and as of the date of the Loan, before and after giving effect to the Loan and to the application of the proceeds therefrom, as though made on and as of such date; and

                  (ii)  No event has occurred and is continuing, or would result from the Loan or from the application of the proceeds therefrom, which constitutes an Event of Default (as defined in Section 6.01 hereof) or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

                   SECTION 4.01.   Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Lender (which representations and warrants will be deemed to be repeated by the Borrower on each day on which any Loan remains outstanding) as follows:

               (a) Borrower is a company duly incorporated, validly existing and in good standing under the laws of State of Nevada, is duly qualified as a foreign corporation and is in good standing in each jurisdiction as to which the location of its assets or the nature of its business makes qualification necessary or desirable and has all power, corporate or otherwise, to conduct its business and to own, or hold under lease, its assets, and to execute and deliver, and to perform all of its obligations under each of the Loan Documents.

                   (b) The execution, delivery and performance by Borrower of each Loan Document to which it is or will be a party are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) Borrower's charter or bylaws, (ii) any law, rule, regulation (including, without limitation, Regulation G,U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award binding on or affecting Borrower or any of its properties, (iii) the terms of any license, permit, certificate, authorization, qualification or other right or approval with respect to the business of Borrower, or (iv) any contractual restriction binding on or affecting Borrower or any of its properties, and Borrower is not in violation of or in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, award or restriction or of the terms of any license, permit, certificate, authorization, qualification or other approval.

                   (c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or other Person is required for the due execution, delivery and performance by Borrower of any Loan Document to which it is or will be a party.

                   (d) This Agreement is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.  Each other Loan Document to which Borrower will be a party will, upon execution and delivery thereof, be the legal, valid and binding obligation of enforceable against Borrower in accordance with its terms.

                   (e) The Borrower is a startup business.  The Borrower shall supply the financial statements to the Lender annually, certified by the chief financial officer of the Borrower, which fairly present the financial condition of the Borrower.

                   (f) There is no action, suit, or administrative or other proceeding, investigation or review process pending or, to the knowledge of Borrower, threatened in any court or governmental department, commission, board, bureau, arbitrator, agency or instrumentality, domestic or foreign, (i) which relates to any material aspect of the transactions contemplated by any Loan Document (ii) which relates to Borrower or any of the property (whether real or personal) of Borrower and which may adversely affect the legality, validity or enforceability of any Loan Document, or have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, performance or properties of Borrower.  To the knowledge of the Borrower, no preliminary or permanent injunction, order or other restraint has been issued by any court or other governmental authority and is in effect that prohibits the making of the Advance.

                   (g) Borrower has filed, or will file within ninety (90) days of the execution of this Agreement,  all tax returns (federal, state and local) required to be filed by it or has paid or caused to be paid all taxes due and payable for the periods covered thereby, including interest and penalties.

                   (h) All information and reports requested by the Lender and furnished in writing by or on behalf of Borrower or made available to the Lender relating to the condition (financial or otherwise), operations, business, properties, performance or prospects of the Borrower or otherwise in connection with the transactions contemplated by the Loan Documents are true and correct in all material respects, and no such information, exhibit or report contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

                   (i) Neither the business nor the properties of Borrower or any of its Subsidiaries is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operations of Borrower.

                   (j) To the best knowledge of the Borrower, the operations of the Borrower comply in all material respects with all applicable Environmental Laws and have not been used for the storage, treatment, disposal or handling of any Hazardous Substances except in material compliance with all applicable Environmental Laws.  To the best knowledge of the Borrower, there are no material liabilities under any applicable Environmental Law associated with or arising from the Real Property or the operations of Borrower, and there are no conditions on, in, under or relating to the Real Property or the operations of Borrower that could give rise to any material liabilities imposed under any applicable Environmental Laws.

ARTICLE V

COVENANTS OF THE BORROWER

                   SECTION 5.01.  Affirmative Covenants.  So long as the Note shall remain unpaid, the Borrower will, unless the Lender shall otherwise consent in writing:

                   (a) Payment of Taxes, Etc.  Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all lawful claims which, if unpaid, might by law become a Lien upon its property; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefore.

                   (b) Preservation of Corporate Existence, Etc.  Preserve and maintain its corporate existence, rights, (charter and statutory), franchises, licenses, permits, certificates, authorizations and other legal rights and approvals.

                   (c) Compliance with Laws, Etc.  Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed  by all governmental bodies in respect of the conduct of its business and the ownership of its property.

                   (d) Visitation Rights.  During regular business hours, permit the Lender or any consultant or representatives thereof, upon reasonable notice, from time to time to examine and make copies of and abstracts from the records and books of account of, and to visit the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of their respective directors, officers, or agents.

                   (e) Keeping of Books.  Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with generally accepted accounting principles consistently applied.

                (f) Maintenance of Properties, Etc.  Maintain and preserve all of its properties which are necessary or desirable in the conduct of its business fully-insured and in good working order and condition, ordinary wear and tear excepted.

                   (g) Environmental Matters.  Use its best efforts to comply in all material respects with all applicable Environmental Laws relating to the operations of Borrower and not engage in or otherwise permit, the material violation of any applicable Environmental Law.

                   (h) Further Assurances.  Upon ten (10) days notice from the Lender, take all such further actions and execute all such further documents and instruments as the Lender may at any time determine in its reasonable discretion may be necessary or advisable to further carry out and consummate the transactions contemplated by the Loan Documents including, but not limited to, amendments of this Agreement and any other Loan Documents considered necessary or appropriate by the Lender in connection with any assignment or other transfer by the Lender of its rights hereunder.

                   SECTION 5.02.  Negative Covenants.  So long as the Note shall remain unpaid, the Borrower will not, without the written consent of the Lender:

                   (a) Mergers, Etc.  Merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, if any such transaction or series of transactions would result in a Change of Control, or liquidate.

                   (b) Sale , Etc. of Assets.  Sell, lease, transfer or otherwise dispose of any of its assets (whether now owned or hereafter acquired), except (i) sales of Inventory in the ordinary course of business, and (ii) sales of damaged, worn or obsolete Equipment which is replaced with other Equipment of comparable quality and value.

                   (c) Accounting Changes.  Change its fiscal year, or make any other significant change in accounting treatment and reporting practices except as required by GAAP.

                   (d) Change in Nature of Business.  Make any material change in the nature of its business as conducted as of the Closing Date.

                   (e) Capital Stock.  Issue or sell any of its membership units or any rights, warrants or options to acquire any of its membership units the result of which is, or could be upon exercise of such rights, warrants or options, a Change in Control.

                   (f) Encumbrances.  Pledge, hypothecate, or otherwise encumber any of its assets.

                   SECTION 5.03.  Reporting Requirements.  So long as any Loans shall remain unpaid, the Borrower will, unless the Lender shall otherwise consent in writing, furnish the Lender:

                   (a) Default Notice.  As soon as possible and in any event within ten (10) Business Days after the occurrence of any Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken or proposes to take with respect thereto.

               (b) Quarterly Financial.  As soon as available and in any event within 60 days after the end of the each of the first three quarters of each fiscal year of the Borrower, balance sheets of the Borrower as of the end of such quarter and income and cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer of the Borrower stating (i) that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken or proposes to take with respect thereto.

                   (c) Annual Financial Statements.  As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower,  a copy of the annual report for such year for the Borrower, accompanied by an opinion of chief financial officer, together with a certificate of the chief financial officer of the Borrower stating (i) that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken or proposes to take with respect thereto.

                   (d) Litigation.  Promptly after receipt of notice of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower of the type described in Section 4.01(f).

                   (e) Environmental Conditions.  Promptly after the occurrence thereof, notice of any condition or occurrence on any Real Property of Borrower that results in a material noncompliance by Borrower with any Environmental Law or could (i) form the basis of material liabilities under any Environmental Law against Borrower or any Real Property or (ii) cause any Real Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

                   (f) Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower as the Lender from time to time reasonably request.

ARTICLE VI

EVENTS OF DEFAULT

                   SECTION 6.01.  Events of Default.  If any of the following events ("Events of Default") shall occur and be continuing:

                   (a) the Borrower shall fail to pay any principal of, or interest on the Note, or shall fail to make any other payment under any Loan Document, in each case within five (5) days of when the same becomes due and payable; or

                   (b) any representation or warranty made by the Borrower under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

                   (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01, 5.02, and 5.03, for a period of thirty days following the giving of notice by the Lender to the Borrower; or

                   (d) Borrower shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty days after written notice thereof shall have been given to the Borrower by the Lender; or

               (e) Borrower shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt (but excluding Debt outstanding hereunder) of Borrower, as the case may be, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                   (f) Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or any of their Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall be taken by the applicable court, or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

                   (g) any materially adverse judgment or order for the payment of money shall be rendered against Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                   (h) any Change of Control shall occur; or

                   (i) a material adverse change in the financial condition or operations of the Borrower shall occur; then, and in any such event, Lender may, by notice to the Borrower, (i) declare its obligation to make any Loan, if any, to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Borrower under the Federal Bankruptcy Code, (A) the obligation of the Lender to make any Loan, if any, shall automatically be terminated and (B) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

ARTICLE VII

MISCELLANEOUS

                   SECTION 7.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                   SECTION 7.02.  Notices, Etc.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given or made: if by hand, immediately upon delivery and receipt acknowledged; if by telex, telecopier, telegram or similar electronic device, immediately upon sending and receipt confirmed, provided it is sent on a Business Day, but if not, then immediately upon the beginning of the first Business Day after being sent; if by Federal Express, Express Mail or any other overnight delivery service, on the first Business Day after dispatch with proof of delivery from the company making such delivery; and if mailed by certified mail, return receipt requested, three (3) Business Days after delivery or the return of the notice to sender marked "unclaimed."  All notices, requests and demands are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this paragraph).

                   SECTION 7.03.  No Waiver; Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by Law.

                   SECTION 7.04.  Costs, Expenses, Fees and Taxes.

                   (a)  All payments made by the Borrower in respect of principal of, and interest on, all Loans and all other amounts payable in respect of other Extensions of credit and under the Loan Documents or otherwise will be made without set-off, counterclaim or other defense and will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect thereto (collectively, the "Taxes").  The Borrower shall pay on demand all stamp, documentary and other similar duties and taxes, if any, to which any Loan Document from time to time may be subject or give rise.  If the Borrower is required by applicable law to make any deduction or withholding on any payment as described above in respect of Taxes or otherwise, the Borrower shall (i) promptly notify the Lender of such occurrence; (ii) pay to the relevant taxation or other authorities the full amount of the deduction or withholding within the time allowed; (iii) furnish to the Lender within thirty (30) days of such payment, an official receipt from such authorities for all amounts so deducted or withheld; and (iv) pay to the Lender an additional amount so that the Lender receives on the due date of such payment the full amount the Lender would have received had no such deduction or withholding taken place.

                   Subject to the Lender's compliance with its obligations to deliver certain forms, certificates and documents as set forth in this paragraph, the Borrower will indemnify and hold harmless the Lender, and reimburse the Lender upon its written request, for the amount of any Taxes imposed on or measured by the net income of the Lender pursuant to the laws of the jurisdiction in which the principal office or lending office of the Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction.  Upon demand by the Borrower, the Lender shall, as soon as practicable, deliver to the Borrower or to such government or taxing authority as the Borrower reasonably directs, any form, certificate or document which the Lender is entitled as a matter of law to deliver that may be requested in order to allow the Borrower to make payments in respect of the Loans and all other amounts payable in respect of the Loan Documents without any deduction or withholding for or on account of any Taxes or with such deduction or withholding at a reduced rate.

               (b) The Borrower agrees to pay on demand all of the Lender's costs and expenses, including, without limitation, reasonable attorney's fees, in connection with the preparation of this Agreement and the Loan Documents, collection of any sums due to the Lender and the enforcement, protection or perfection of its rights or interests hereunder and under the Loan Documents.

                        SECTION 7.05.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

                   SECTION 7.06.  Governing Law.  This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Massachusetts.

                   SECTION 7.07.  WAIVER OF JURY TRIAL.  THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                   SECTION 7.08.  Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

                   (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of Massachusetts, and courts of the United States of America for the District of Massachusetts, and appellate courts from any such courts;

                   (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                   (c) agrees that service or process of any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in this Agreement or at such other address of which the Lender shall have been notified pursuant thereto;

                   (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law nor shall limit the right to sue in any other jurisdiction; and

                        (e)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any punitive damages.

                               SECTION 7.09.  Acknowledgments.  The Borrower hereby acknowledges that:

                        (a)        it has been advised by counsel, or elects to waive counsel review, in the negotiation, execution and delivery of this Agreement, the Note and the other Loan Documents;

                        (b) the Lender does have a family relationship with the Managing Member of the Borrower, however the relationship between the Lender, on one hand, and the Borrower, on the other hand, in reference to this agreement is solely that of debtor and creditor.

SECTION 7.10.  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same Agreement.

                        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                         OBITX, INC.

                                                                                    _____________________________

                                                                                Name: Alex Mardikian

                                                                                    Title:    Chief Executive Officer

                                                                                    MCIG, INC.

                                                                                    ___________________________________

                                                                                    Name:  Pavel Rosenberg

                                                                                    Title:  Chief Executive Officer

EXHIBIT A

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                                                 CONVERTIBLE REVOLVING CREDIT NOTE

$500,000                                                                                                                               As of November 1, 2017

                                                                                                                                                   Jacksonville, Florida

                   FOR VALUE RECEIVED, the undersigned, OBITX, Inc., a Delaware company (the "Borrower"),  DOES HEREBY PROMISE to pay to the order of MCIG, Inc.,  (the "Lender"), at its home, in lawful money of the United States and in immediately available funds, the principal amount of Five Hundred Thousand Dollars ($500,000) or the aggregate unpaid principal amount of all Revolving Credit Loans (as defined in the Revolving Credit Agreement hereafter defined) made to the Borrower by the Lender pursuant to the Convertible Revolving Credit Agreement (the "Revolving Credit Loans") hereinafter referred to, whichever is less, on the Termination Date (as defined in the Convertible Revolving Credit Agreement), and to pay interest and fees as (computed on the basis of a year of 360 days from the date of this Convertible Revolving Credit Note) on the unpaid principal amount of this Convertible Revolving Credit Note, in like money, at said office, as defined in the Convertible Revolving Credit Agreement.  Any amount of principal hereof which is not paid when due (whether at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid at a rate which shall be ten percent (10%).

                   The Borrower hereby authorizes the Lender to endorse on the Schedule annexed to this Convertible Revolving Credit Note all Revolving Credit Loans made to the Borrower and all payments of principal amounts in respect of such Revolving Credit Loans, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all Revolving Credit Loans; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligations of the Borrower under the Convertible Revolving Credit Agreement or this Convertible Revolving Credit Note.

                   This Convertible Revolving Credit Note is referred to in the Convertible Revolving Credit Agreement dated November 1, 2017, between the Borrower and the Lender (the "Convertible Revolving Credit Agreement").  The Convertible Revolving Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Convertible Revolving Credit Note upon the happening of certain stated events and also for prepayments on account of the principal of this Convertible Revolving Credit Note prior to the maturity of the Convertible Revolving Credit Note upon the terms and conditions specified in the Convertible Revolving Credit Agreement.

All principal and accrued interest (if any) under this Convertible Revolving Credit Note may be converted into equity of the Borrower in accordance with the terms of the Convertible Revolving Credit Agreement.

This Revolving Credit Note shall be governed by the laws of the State of Massachusetts, provided that, as to the maximum rate of interest which may be charged or collected, if the laws applicable to the Lender permit it to charge or collect a higher rate than the laws of the State of Massachusetts then such law applicable to the Lender shall apply to the Lender under this Convertible Revolving Credit Note.

                                                                               OBITX, INC.

                                                                        Name of Borrower

                                                                           By:   _________________________________

                                                                                    Name: Alex Mardikian

                                                                                    Title:   Chief Executive Officer

SCHEDULE TO REVOLVING CREDIT NOTE

Date	Amount of Loan	Amount of Principal Prepaid	Unpaid Principal Balance of Revolving Credit Note	Name of Person Making Notation